                                                                   Exhibit 12(a)



                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      (AMOUNTS IN THOUSANDS)

                                                                                                                            QUARTER
                                                                                                                             ENDED
                                                                                YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                                -------------------------------------------------------    ---------
                                                                 1991        1992        1993        1994        1995        1996
                                                                -------     -------     -------     -------     -------     -------
PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS                 $(6,208)    $(3,284)    $ 9,349     $21,352     $25,505     $11,216
                                                                -------     -------     -------     -------     -------     -------

FIXED CHARGES:
INTEREST EXPENSE INCLUDING AMORTIZATION OF DEFERRED COSTS
AND CAPITALIZED INTEREST                                        $26,449     $25,509     $15,100     $22,496     $32,107     $ 7,828

GROUND RENT 33%                                                     $44         $44         $44         $44         $44         $11

PROPORTIONATE SHARE OF FIXED CHARGES OF 50% OWNED JOINT
VENTURE ACCOUNTED FOR USING EQUITY METHOD OF ACCOUNTING         $ 1,197     $ 1,165     $ 1,073     $ 1,063     $ 2,361     $ 2,795
                                                                -------     -------     -------     -------     -------     -------
                    TOTAL FIXED COSTS                           $27,690     $26,718     $16,217     $23,603     $34,512     $10,634
                                                                -------     -------     -------     -------     -------     -------
CAPITALIZED INTEREST DURING THE PERIOD                               $0          $0        $(40)    $(1,073)    $(2,748)    $  (937)

AMORTIZATION OF CAPITALIZED INTEREST DURING THE PERIOD          $   134     $   134     $   134     $   135     $   171     $    64
                                                                -------     -------     -------     -------     -------     -------
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES                  $21,616     $23,568     $25,660(1)  $44,017     $57,440     $20,977
                                                                =======     =======     =======     =======     =======     =======
RATIO OF EARNINGS TO FIXED CHARGES                                 0.78        0.88        1.58(1)     1.86        1.66        1.97
                                                                =======     =======     =======     =======     =======     =======
FIXED CHARGES IN EXCESS OF EARNINGS                             $ 6,074     $ 3,150
                                                                =======     =======

(1) INCLUDED IN EARNINGS FOR 1993 WAS A NONRECURRING CHARGE OF $2,641 BEFORE INCOME TAXES RELATING TO TRANSFER TAXES, TITLE COSTS AND LENDER CONSENT FEES ASSOCIATED WITH THE TRANSFER OF THE INITIAL PORTFOLIO OF PROPERTIES TO THE COMPANY. IF SUCH CHARGES HAD NOT OCCURRED THE RATIO OF EARNINGS TO FIXED CHARGES WOULD HAVE BEEN 1.75.


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